Exhibit 99.1

195 Church Street New Haven, CT 06510 www.newalliancebank.com
PRESS RELEASE
Contact: Don Chaffee Executive Vice President NewAlliance Bank 203 789 2795

NewAlliance Reports Strong Revenues and Business Momentum  Credit Quality Remains Solid

New Haven, Connecticut, July 28, 2009 – NewAlliance Bancshares, Inc. (NYSE: NAL), the holding company for NewAlliance Bank, today announced net income for the quarter of $10.1 million or $0.10 per diluted share. Excluding the FDIC special assessment of $2.6 million after taxes, net income was $12.7 million or $0.13 per diluted share for the second quarter of 2009.  This compares to $11.6 million or $0.12 per diluted share for the first quarter of 2009 and $11.8 million or $0.12 per diluted share for the second quarter of 2008.

“Raising the bar on our financial performance remains our main priority.  Our favorable earnings momentum coupled with our strong credit culture and capital position make NewAlliance a standout in the industry. The second quarter of 2009 underscores the viability of our business model to deliver shareholder value while maintaining an intense focus on our customers and the communities we serve,” stated Peyton R. Patterson, Chairman, President and Chief Executive Officer.

Financial Highlights:

•
Net interest income before provision and non-interest income increased by $3.0 million to $65.2 million compared with $62.2 million for the linked quarter and by $2.5 million compared with $62.8 million for the prior year quarter;

•	Net interest income before provision for loan loss increased $1.9 million for the linked quarter and $1.7 million compared with the prior year quarter;

•
The net interest margin increased to 2.63% compared to 2.58% on a linked quarter basis continuing an upward trend, even though down 4 basis points from the prior year quarter primarily due to the elimination of the FHLB dividend;

•	The provision for loan losses was $5.0 million for the quarter which is an increase on a linked quarter and prior year quarter basis of $900,000 and $1.3 million, respectively;

•	Total Deposits increased $200.3 million, or 4.3%, from the linked quarter and $531.5 million, or 12.3%, from the prior year quarter mainly due to core deposit growth;

•
Deposit costs were reduced by $3.5 million from the prior year quarter while average balances of interest-bearing core deposits increased $561.2 million.  On a linked quarter basis, deposit costs decreased $1.6 million as the average balance of interest-bearing core deposits increased $349.3 million and total average deposits increased $240.4 million;

•	Total non-interest income increased $1.1 million on the linked quarter and $772,000 from the prior year quarter;

•
Approximately $403.5 million in total loan originations were made in the second quarter compared with $396.0 million in originations made in the first quarter of 2009.  Mortgage loans totaling $292.3 million were originated during the quarter resulting in total 2009 originations of approximately $580.0 million;

•
Gains recorded from mortgage banking activity and loan sales remain strong at $1.5 million for the second quarter, down from $2.0 million recorded in the prior quarter and up $825,000 compared to the prior year quarter;

•
Net security gains during the quarter decreased $249,000 on a linked quarter basis and increased $1.5 million from the quarter ended June 30, 2008.   As of June 30, 2009, there are unrealized gains in our available-for-sale securities portfolio of $26.6 million;

•	Total non-interest expenses, excluding the FDIC special assessment, remained flat on a linked quarter basis and was down $912,000 compared to the prior year quarter; and

•
The Board of Directors voted to pay a quarterly dividend of $0.07 per share on August 20, 2009 to shareholders of record on August 10, 2009.  This will be the Company’s 21st consecutive quarterly dividend payment.

Net Interest Income

Net interest income before the provision for loan loss was $50.0 million for the quarter, an increase of $2.0 million or 4.0% from the prior quarter and $1.7 million or 3.5% for the same period last year.  This increase is primarily due to the reduction in the average rate paid on interest-bearing liabilities attributable to an increase in core deposits coupled with letting higher-cost time deposits run off and the pay down of higher-cost borrowings.  The weighted average cost of total deposits for the month of June is 1.70%, down from 1.97% for the month of March and 2.29% as of June 30, 2008.

The net interest margin increased to 2.63% compared to 2.58% on a linked quarter basis and decreased from 2.67% for the prior year quarter.  The decline from the prior year quarter was due in part to the Federal Home Loan Bank of Boston (“FHLB”) eliminating their quarterly dividend in the first quarter of 2009.  Based on fourth quarter 2008 results, we estimate that the loss of the FHLB dividend approximates a 4 basis point impact to the margin.

Non-Interest Income and Non-Interest Expense

Non-interest income for the quarter increased $1.0 million on a linked quarter basis and increased $772,000 compared to the prior year quarter.  The increase in non-interest income on a linked quarter basis is primarily due to an increase in depositor service charges.

Non-interest expense increased by $4.0 million, or 10.0%, on a linked quarter basis. Included in non-interest expense for the quarter is the FDIC special assessment of approximately $4.0 million, before tax.  Absent this item, non-interest expense was essentially flat relative to the prior quarter. In May, the FDIC announced that an additional special assessment is probable in the fourth quarter of 2009, although the amount remains uncertain at this time.

Without the FDIC special assessment, our efficiency ratio for the quarter is 63.42% compared to the prior quarter of 65.71% and compared to the prior year quarter of 66.62%.  Additionally, our expenses to average assets ratio of 1.88% improved from the prior quarter ratio of 1.91% and the prior year quarter of 2.02%.

“As outlined at the beginning of the year, improved operating efficiency is a priority in 2009 and we are encouraged about our progress to date.  Excluding the FDIC special assessment and any additional special assessments by the FDIC during 2009, our goal continues to be that we will hold our 2009 expenses in line with 2008 levels,” stated Ms. Patterson.

Credit Quality

“Credit quality remains one of the hallmarks of NewAlliance. While our results continue to be adversely impacted by a higher loan loss provision we continue to outperform the industry.  We are extremely pleased with our efforts regarding nonperforming assets as their growth has slowed considerably during this quarter,” said Don Chaffee, Interim Chief Financial Officer, Executive Vice President and Chief Credit Officer.

Key Developments:

•	Nonperforming loans to total loans were 1.13% as compared to 1.02% in the prior quarter and nonperforming assets to total assets were 0.65% as compared to 0.61% for the same period;

•	Nonperforming assets increased by $4.4 million, or 8.5%, in the second quarter compared to an increase of $11.2 million, or 27.6%, in the first quarter of 2009;

•
NewAlliance experienced an increase in net charge-offs of $757,000 to $4.1 million on a linked quarter basis. The Company’s net charge-offs, while up slightly from year-earlier levels remain at levels considerably below comparable peer company norms;

•	Total delinquencies are 1.51% at quarter end, up from 1.33% from the prior quarter;

•	Nonperforming loans increased $4.8 million to $54.9 million on a linked quarter basis, primarily in the residential and commercial business portfolios; and

•	The allowance for loan losses to total loans increased, on a linked quarter basis, from 1.03% to 1.06%.

Capital Management

The tangible common equity ratio was 10.49% and total shareholder’s equity was $1.41 billion at June 30, 2009.  Our Tier 1 leverage and total risk-based capital ratios were 10.88% and 20.58%, respectively, far exceeding the regulatory benchmarks for ‘well-capitalized’ banks, which is the highest regulatory capital rating given to financial institutions. “Our healthy capital levels position the Company well for growth while protecting us in this current economic environment," stated Ms. Patterson.

At June 30, 2009, NewAlliance Bancshares, the parent company of NewAlliance Bank, had $8.58 billion in assets and operated 87 banking offices in Connecticut and Massachusetts.

NewAlliance Bank provides a full range of consumer and commercial banking products and services, trust services and investment and insurance products and services.  The Bank’s website is at www.newalliancebank.com.  Shareholders are particularly urged to monitor the Investor Relations section of the Company’s website.

NewAlliance will hold a conference call on second quarter earnings at 10:00 a.m. Eastern Time on Wednesday, July 29, 2009.  The call is being webcast and will be available at the Investor Relations section of the Company’s website at www.newalliancebank.com.  Individuals can dial in to the call at 1-800-860-2442.  The international dial-in number is 1-412-858-4600.

A replay of the webcast and call will be available after noon on July 29th through August 13, 2009.  To access the replay, dial 1-877-344-7529.  For international access, dial 1-412-317-0088.  The passcode for either replay number is 431344.

Note: In discussing financial results, management may refer to certain non-GAAP (Generally Accepted Accounting Principles) measures. The Company’s management believes these non-GAAP measurements are essential to a proper understanding of the operating results of the Company’s core business. These non-GAAP measurements are not a substitute for operating results determined in accordance with GAAP nor do they necessarily conform to non-GAAP performance measures that may be presented by other companies. A reconciliation of GAAP and non-GAAP information is included in this release.

Statements in this news release, if any, concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications. Actual results also may differ based on the Company’s ability to successfully maintain and integrate customers from acquisitions.

The Company intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.

The Company’s capital strategy includes deployment of excess capital through acquisitions.  Future acquisitions are expected to continue to impact the Company’s results in future periods.

NewAlliance Bancshares, Inc.
Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share data)	2009	2008	2009	2008

Interest and dividend income	$94,082	$99,180	$188,837	$201,394
Interest expense	44,155	50,932	90,917	107,140

Net interest income before provision for loan losses	49,927	48,248	97,920	94,254
Provision for loan losses	5,000	3,700	9,100	5,400
Net interest income after provision for loan losses	44,927	44,548	88,820	88,854

Non-interest income
Depositor service charges	6,953	6,708	12,906	13,340
Loan and servicing income	357	264	176	645
Trust fees	1,392	1,678	2,651	3,348
Investment management, brokerage & insurance fees	1,564	1,844	3,814	4,376
Bank owned life insurance	899	1,291	1,770	2,820

Other-than-temporary impairment losses on securities	(2,522)	-	(2,522)	-
Less: Portion of loss recognized in other comprehensive income (before taxes)	1,896	-	1,896	-
Net impairment losses on securities recognized in earnings	(626)	-	(626)	-
Net gain on sale of securities	2,243	87	4,109	1,225
Net gain on securities	1,617	87	3,483	1,225

Mortgage banking activity & loan sale income	1,481	656	3,500	913
Other	1,028	1,991	1,254	3,518
Total non-interest income	15,291	14,519	29,554	30,185

Non-interest expense
Salaries and employee benefits	21,607	22,935	42,838	46,624
Occupancy	4,644	4,320	9,399	9,214
Furniture and fixtures	1,453	1,654	2,929	3,340
Outside services	4,455	4,471	9,805	8,744
Advertising, public relations, and sponsorships	1,056	2,036	2,269	3,745
Amortization of identifiable intangible assets	2,129	2,364	4,257	4,728
Merger related charges	22	23	24	78
FDIC insurance premiums	5,893	182	6,838	366
Other	3,146	3,332	6,427	6,716
Total non-interest expense	44,405	41,317	84,786	83,555

Income before income taxes	15,813	17,750	33,588	35,484

Income tax provision	5,705	5,968	11,890	10,768

Net income	$10,108	$11,782	$21,698	$24,716

Earnings per share
Basic	$0.10	$0.12	$0.22	$0.25
Diluted	0.10	0.12	0.22	0.25

Weighted average shares outstanding
Basic	99,278,162	100,112,529	99,266,268	100,194,898
Diluted	99,310,611	100,282,161	99,309,719	100,215,006

NewAlliance Bancshares, Inc.
Consolidated Statements of Income (Unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands, except per share data)	2009	2009	2008	2008	2008

Interest and dividend income	$94,082	$94,755	$98,737	$99,042	$99,180
Interest expense	44,155	46,762	50,934	50,983	50,932

Net interest income before provision for loan losses	49,927	47,993	47,803	48,059	48,248
Provision for loan losses	5,000	4,100	3,800	4,200	3,700
Net interest income after provision for loan losses	44,927	43,893	44,003	43,859	44,548

Non-interest income
Depositor service charges	6,953	5,953	6,788	7,052	6,708
Loan and servicing income	357	(181)	(3)	325	264
Trust fees	1,392	1,259	1,367	1,635	1,678
Investment management, brokerage & insurance fees	1,564	2,250	1,646	1,872	1,844
Bank owned life insurance	899	871	953	1,164	1,291

Other-than-temporary impairment losses on securities	(2,522)	-	(70)	(2,610)	-
Less: Portion of loss recognized in other comprehensive income (before taxes)	1,896	-	-	-	-
Net impairment losses on securities recognized in earnings	(626)	-	(70)	(2,610)	-
Net gain on sale of securities	2,243	1,866	903	2,395	87
Net gain (loss) on securities	1,617	1,866	833	(215)	87

Mortgage banking activity & loan sale income	1,481	2,019	209	428	656
Other	1,028	226	513	1,144	1,991
Total non-interest income	15,291	14,263	12,306	13,405	14,519

Non-interest expense
Salaries and employee benefits	21,607	21,231	22,710	22,354	22,935
Occupancy	4,644	4,755	4,462	4,415	4,320
Furniture and fixtures	1,453	1,475	1,585	1,624	1,654
Outside services	4,455	5,350	5,523	5,047	4,471
Advertising, public relations, and sponsorships	1,056	1,213	1,017	1,667	2,036
Amortization of identifiable intangible assets	2,129	2,129	2,364	2,364	2,364
Merger related charges	22	1	8	99	23
FDIC insurance premiums	5,893	945	177	178	182
Other	3,146	3,282	3,797	3,623	3,332
Total non-interest expense	44,405	40,381	41,643	41,371	41,317

Income before income taxes	15,813	17,775	14,666	15,893	17,750

Income tax provision	5,705	6,185	5,022	4,957	5,968

Net income	$10,108	$11,590	$9,644	$10,936	$11,782

Earnings per share
Basic	$0.10	$0.12	$0.10	$0.11	$0.12
Diluted	0.10	0.12	0.10	0.11	0.12

Weighted average shares outstanding
Basic	99,278,162	99,254,242	98,944,841	98,988,777	100,112,529
Diluted	99,310,611	99,270,068	99,221,856	99,145,940	100,282,161

NewAlliance Bancshares, Inc.
Consolidated Balance Sheets (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2009	2009	2008	2008	2008
Assets
Cash and due from banks, noninterest bearing	$85,070	$137,381	$98,131	$112,121	$112,287
Federal funds sold	-	-	-	50,000	-
Short-term investments	62,000	80,000	55,000	25,000	52,000
Investment securities available for sale	2,291,350	2,085,958	1,928,562	1,886,001	1,885,681
Investment securities held to maturity	288,104	312,095	309,782	299,622	314,113
Loans held for sale	54,479	20,413	5,361	4,687	3,350
Loans
Residential real estate	2,481,352	2,532,700	2,546,018	2,556,962	2,553,064
Commercial real estate	1,196,010	1,217,929	1,220,810	1,206,666	1,213,878
Commercial business	435,556	441,811	458,952	459,998	473,147
Consumer	738,540	740,308	737,005	729,850	709,378
Total loans	4,851,458	4,932,748	4,962,785	4,953,476	4,949,467
Less allowance for loan losses	(51,502)	(50,635)	(49,911)	(49,175)	(47,798)
Total loans, net	4,799,956	4,882,113	4,912,874	4,904,301	4,901,669
Federal Home Loan Bank of Boston stock	120,821	120,821	120,821	120,821	120,821
Premises and equipment, net	57,499	58,307	59,419	59,832	60,898
Cash surrender value of bank owned life insurance	138,375	137,476	136,868	135,975	134,878
Goodwill	527,167	527,167	527,167	527,167	527,643
Identifiable intangible assets	39,603	41,732	43,860	46,224	48,588
Other assets	117,016	95,136	101,673	93,510	100,328
Total assets	$8,581,440	$8,498,599	$8,299,518	$8,265,261	$8,262,256

Liabilities
Deposits
Regular savings	$1,913,169	$1,651,874	$1,463,341	$1,402,874	$1,349,136
Money market	520,902	477,569	346,522	344,681	427,174
NOW	389,495	359,598	368,730	356,162	391,946
Demand	523,618	494,412	494,978	497,749	500,673
Time	1,515,322	1,678,706	1,774,259	1,805,488	1,662,071
Total deposits	4,862,506	4,662,159	4,447,830	4,406,954	4,331,000
Borrowings
Federal Home Loan Bank advances	2,057,720	2,167,536	2,190,914	2,175,184	2,244,598
Repurchase agreements	132,511	148,259	159,530	185,465	183,783
Junior subordinated debentures	21,135	24,685	24,735	24,785	24,835
Other borrowings	1,243	1,281	1,317	1,354	1,390
Other liabilities	99,077	100,502	93,976	71,113	69,540
Total liabilities	7,174,192	7,104,422	6,918,302	6,864,855	6,855,146

Stockholders' equity	1,407,248	1,394,177	1,381,216	1,400,406	1,407,110

Total liabilities and stockholders' equity	$8,581,440	$8,498,599	$8,299,518	$8,265,261	$8,262,256

NewAlliance Bancshares, Inc.
Selected Financial Highlights (Unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands, except per share data)	2009	2009	2008	2008	2008
Net interest income before provision for loan loss	$49,927	$47,993	$47,803	$48,059	$48,248
Net income	10,108	11,590	9,644	10,936	11,782
Shares outstanding (end of period)	106,788,454	106,788,675	107,058,509	107,058,509	107,955,035
Weighted average shares outstanding:
Basic	99,278,162	99,254,242	98,944,841	98,988,777	100,112,529
Diluted	99,310,611	99,270,068	99,221,856	99,145,940	100,282,161
Earnings per share:
Basic	$0.10	$0.12	$0.10	$0.11	$0.12
Diluted	0.10	0.12	0.10	0.11	0.12
Shareholders' equity (end of period)	1,407,248	1,394,177	1,381,216	1,400,406	1,407,110
Book value per share (end of period)	13.18	13.06	12.90	13.08	13.03
Tangible book value per share (end of period)	7.87	7.73	7.57	7.72	7.70

Ratios & Other Information

Net interest margin (net interest income as a % of average earnings assets)	2.63%	2.58%	2.59%	2.63%	2.67%
Net interest spread (yield on earning assets minus yield on interest-bearing liabilities)	2.24	2.17	2.13	2.16	2.20
Average yield on interest-earning assets	4.95	5.09	5.35	5.41	5.48
Average rate paid on interest-bearing liabilities	2.71	2.92	3.22	3.25	3.28

Return on average assets	0.47	0.55	0.47	0.53	0.58
Return on average equity	2.89	3.35	2.76	3.13	3.33

At period end:
Tier 1 leverage capital ratio	10.88%	11.02%	11.05%	11.03%	11.16%

Asset Quality Information
Nonperforming loans	$54,872	$50,122	$38,331	$34,996	$26,181
Total nonperforming assets	55,864	51,504	40,354	36,335	27,599
Nonperforming loans as a % of total loans	1.13%	1.02%	0.77%	0.71%	0.53%
Nonperforming assets as a % of total assets	0.65	0.61	0.49	0.44	0.33
Allowance for loan losses as a % of total loans	1.06	1.03	1.01	0.99	0.97
Allowance for loan losses as a % of nonperforming loans	93.86	101.02	130.21	140.52	182.57

Provision for loan losses	$5,000	$4,100	$3,800	$4,200	$3,700

Banking offices	87	89	89	89	89

Non-GAAP Financial Information and Ratios

Noninterest income (1)	$13,585	$13,145	$12,127	$13,642	$13,577
Noninterest income as a percent of operating revenue (1)	21.39%	21.50%	20.24%	22.11%	21.96%
Efficiency ratio (2)	69.65	65.71	68.98	66.90	66.62
Expenses to average assets (3)	2.07	1.91	2.01	2.00	2.02
Return on average tangible assets	0.51	0.59	0.50	0.57	0.62
Return on average tangible equity	4.87	5.68	4.66	5.34	5.64
Tangible common equity/tangible assets	10.49	10.41	10.48	10.75	10.81

Net income, GAAP	$10,108
FDIC special assessment, net of tax	2,571
Proforma net income	12,679

Proforma net income per share - basic	0.13
Proforma net income per share - diluted	0.13

Proforma return on average assets (4)	0.59%
Proforma return on average equity (4)	3.63
Proforma return on average tangible assets (4)	0.64
Proforma return on average tangible equity (4)	6.11
Proforma efficiency ratio (2) (4)	63.42
Proforma expenses to average assets (3) (4)	1.88

(1) Excludes total net gains or losses on securities and limited partnerships
(2) Excludes total net gains or losses on securities and limited partnerships and other real estate owned expenses
(3) Excludes severance and merger costs (Where applicable)
(4) Excludes FDIC special assessment

NewAlliance Bancshares, Inc.
Average Balance Sheets (Unaudited)

	Three Months Ended
	June 30, 2009			June 30, 2008
			Average			Average
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Interest-earning assets
Loans
Residential real estate	$2,542,771	$33,782	5.31%	$2,496,686	$34,512	5.53%
Commercial real estate	1,207,563	17,448	5.78	1,201,492	18,291	6.09
Commercial business	443,738	5,527	4.98	460,348	6,819	5.93
Consumer	743,531	8,596	4.62	700,195	9,547	5.45
Total Loans	4,937,603	65,353	5.29	4,858,721	69,169	5.69
Fed funds sold and other short-term investments	65,684	116	0.71	29,012	190	2.62
Federal Home Loan Bank of Boston stock	120,821	-	-	120,132	1,135	3.78
Investment securities	2,482,036	28,613	4.61	2,226,593	28,686	5.15
Total interest-earning assets	7,606,144	$94,082	4.95%	7,234,458	$99,180	5.48%
Non-interest-earning assets	925,389			942,280
Total assets	$8,531,533			$8,176,738

Interest-bearing liabilities
Deposits
Money market	$508,796	$2,163	1.70%	$459,839	$2,309	2.01%
NOW	368,666	261	0.28	386,766	277	0.29
Savings	1,769,134	6,661	1.51	1,238,774	7,453	2.41
Time	1,604,027	12,192	3.04	1,667,174	14,766	3.54
Total interest-bearing deposits	4,250,623	21,277	2.00	3,752,553	24,805	2.64
Repurchase agreements	140,269	389	1.11	178,715	919	2.06
FHLB advances and other borrowings	2,135,450	22,489	4.21	2,273,945	25,208	4.43
Total interest-bearing liabilities	6,526,342	44,155	2.71%	6,205,213	50,932	3.28%
Non-interest-bearing demand deposits	512,890			482,501
Other non-interest-bearing liabilities	94,117			74,564
Total liabilities	7,133,349			6,762,278
Equity	1,398,184			1,414,460
Total liabilities and equity	$8,531,533			$8,176,738
Net interest-earning assets	$1,079,802			$1,029,245
Net interest income		$49,927			$48,248
Interest rate spread			2.24%			2.20%

Net interest margin (net interest income as a percentage of total interest-earning assets)			2.63%			2.67%
Ratio of total interest-earning assets to total interest-bearing liabilities			116.55%			116.59%

NewAlliance Bancshares, Inc.
Average Balance Sheets (Unaudited)

	Three Months Ended
	June 30, 2009			March 31, 2009
			Average			Average
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Interest-earning assets
Loans
Residential real estate	$2,542,771	$33,782	5.31%	$2,562,872	$34,594	5.40%
Commercial real estate	1,207,563	17,448	5.78	1,221,406	17,617	5.77
Commercial business	443,738	5,527	4.98	449,237	5,711	5.09
Consumer	743,531	8,596	4.62	737,867	8,707	4.72
Total Loans	4,937,603	65,353	5.29	4,971,382	66,629	5.36
Fed funds sold and other short-term investments	65,684	116	0.71	54,489	164	1.20
Federal Home Loan Bank of Boston stock	120,821	-	-	120,821	-	-
Investment securities	2,482,036	28,613	4.61	2,303,684	27,962	4.86
Total interest-earning assets	7,606,144	$94,082	4.95%	7,450,376	$94,755	5.09%
Non-interest-earning assets	925,389			916,407
Total assets	$8,531,533			$8,366,783

Interest-bearing liabilities
Deposits
Money market	$508,796	$2,163	1.70%	$413,045	$1,917	1.86%
NOW	368,666	261	0.28	346,492	236	0.27
Savings	1,769,134	6,661	1.51	1,537,733	6,763	1.76
Time	1,604,027	12,192	3.04	1,739,439	13,924	3.20
Total interest-bearing deposits	4,250,623	21,277	2.00	4,036,709	22,840	2.26
Repurchase agreements	140,269	389	1.11	159,932	537	1.34
FHLB advances and other borrowings	2,135,450	22,489	4.21	2,207,021	23,385	4.24
Total interest-bearing liabilities	6,526,342	44,155	2.71%	6,403,662	46,762	2.92%
Non-interest-bearing demand deposits	512,890			486,398
Other non-interest-bearing liabilities	94,117			90,826
Total liabilities	7,133,349			6,980,886
Equity	1,398,184			1,385,897
Total liabilities and equity	$8,531,533			$8,366,783
Net interest-earning assets	$1,079,802			$1,046,714
Net interest income		$49,927			$47,993
Interest rate spread			2.24%			2.17%
Net interest margin (net interest income as a percentage of total interest-earning assets)			2.63%			2.58%
Ratio of total interest-earning assets to total interest-bearing liabilities			116.55%			116.35%

NewAlliance Bancshares, Inc.
Average Balance Sheets (Unaudited)

	Six Months Ended
	June 30, 2009			June 30, 2008
			Average			Average
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate

Interest-earning assets
Loans
Residential real estate	$2,552,766	$68,376	5.36%	$2,446,768	$67,790	5.54%
Commercial real estate	1,214,446	35,065	5.77	1,200,327	37,177	6.19
Commercial business	446,472	11,239	5.03	458,508	14,185	6.19
Consumer	740,715	17,304	4.67	694,054	19,833	5.72
Total Loans	4,954,399	131,984	5.33	4,799,657	138,985	5.79
Fed funds sold and other short-term investments	60,117	278	0.92	28,841	474	3.29
Federal Home Loan Bank of Boston stock	120,821	-	-	117,130	2,855	4.87
Investment securities	2,393,353	56,575	4.73	2,261,061	59,080	5.23
Total interest-earning assets	7,528,690	$188,837	5.02%	7,206,689	$201,394	5.59%
Non-interest-earning assets	920,923			944,508
Total assets	$8,449,613			$8,151,197

Interest-bearing liabilities
Deposits
Money market	$461,185	$4,080	1.77%	$476,044	$5,529	2.32%
NOW	357,640	498	0.28	383,892	794	0.41
Savings	1,654,073	13,424	1.62	1,118,532	13,204	2.36
Time	1,671,359	26,116	3.13	1,805,033	35,276	3.91
Total interest-bearing deposits	4,144,257	44,118	2.13	3,783,501	54,803	2.90
Repurchase agreements	150,046	926	1.23	184,348	2,067	2.24
FHLB advances and other borrowings	2,171,038	45,873	4.23	2,222,070	50,270	4.52
Total interest-bearing-liabilities	6,465,341	90,917	2.81%	6,189,919	107,140	3.46%
Non-interest-bearing demand deposits	499,718			471,090
Other non-interest-bearing liabilities	92,480			75,502
Total liabilities	7,057,539			6,736,511
Equity	1,392,074			1,414,686
Total liabilities and equity	$8,449,613			$8,151,197
Net interest-earning assets	$1,063,349			$1,016,770
Net interest income		$97,920			$94,254
Interest rate spread			2.21%			2.13%
Net interest margin (net interest income as a percentage of total interest-earning assets)			2.60%			2.62%
Ratio of total interest-earning assets to total interest-bearing liabilities			116.45%			116.43%

NewAlliance Bancshares, Inc.
Asset Quality (Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2009	2009	2008	2008	2008
Nonperforming assets
Residential real estate	$25,817	$21,616	$12,634	$8,191	$8,464
Commercial real estate	15,478	18,429	18,435	19,233	11,948
Commercial business	12,039	8,495	5,863	6,383	4,904
Consumer	1,538	1,582	1,399	1,189	865
Total nonperforming loans	54,872	50,122	38,331	34,996	26,181

Other nonperforming assets, net	992	1,382	2,023	1,339	1,418

Total nonperforming assets	$55,864	$51,504	$40,354	$36,335	$27,599

Allowance for loan losses	$51,502	$50,635	$49,911	$49,175	$47,798

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2008	2008	2008
Net loan charge-offs (recoveries)
Residential real estate	$887	$466	$473	$81	$(3)
Commercial real estate	1,757	2,284	1,781	2,005	989
Total real estate	2,644	2,750	2,254	2,086	986
Commercial business	1,262	598	588	282	161
Consumer	227	28	222	455	169
Total net charge-offs	$4,133	$3,376	$3,064	$2,823	$1,316

Provision for loan losses	$5,000	$4,100	$3,800	$4,200	$3,700

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2008	2008	2008
Ratios
Allowance for loan losses to total loans	1.06%	1.03%	1.01%	0.99%	0.97%
Allowance for loan losses to nonperforming loans	93.86	101.02	130.21	140.52	182.57
Nonperforming loans to total loans	1.13	1.02	0.77	0.71	0.53
Nonperforming assets to total assets	0.65	0.61	0.49	0.44	0.33
Net charge-offs to average loans (annualized)	0.33	0.27	0.25	0.23	0.11